SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. )*

                               Mallinckrodt, Inc.

                         -------------------------------
                                (Name of Issuer)

                     Common Stock, Par Value $1.00 per share

                    ----------------------------------------
                         (Title of Class of Securities)

                                    561232109

                                ----------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement /X/. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1 and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                               (Continued on following page (s))
                                   Page 1 of 5

                                                                      Sched. 13G
                                                                     Page 2 of 5

                               CUSIP No. 561232109

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1)       Names of Reporting Persons.  S.S. or I.R.S. Identification Nos.of above
         Person

                          Sound Shore Management, Inc.

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2)       Check the Appropriate Box if a Member of a Group (See Instructions)
                                      (a) /_/
                                      (b) /_/
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3)       SEC Use Only

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4)       Citizenship or Place of Organization

                              Delaware Corporation

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         Number of Shares         (5)    Sole Voting

         Beneficially Owned              Power                  3,159,600
         by Each Reporting                      _____________________________
         Person With              (6)    Shared Voting
                                         Power                     73,000
                                  -------------------------------------------
                                  (7)    Sole Dispositive
                                         Power                  3,482,100
                                            ---------------------------------
                             (8) Shared Dispositive Power
                                                                Not applicable
                                  --------------------------------------------
9)       Aggregate Amount Beneficially Owned

         by Each Reporting Person                                 3,482,100
          ---------------------------------------------------------------
10)       Check if the Aggregate Amount in Row

                  (9)      Excludes Certain Shares (See  Instructions)
         ---------------------------------------------------------------
11)      Percent of Class Represented by Amount in Row (9)              5.1%
          ---------------------------------------------------------------
12)      Type of Reporting Person (See

         Instructions)                                                   IA
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                                                                      Sched. 13G
                                                                     Page 3 of 5

Item 1   (a) Name of Issuer

                               Mallinckrodt, Inc.

Item 1   (b) Address of Issuer's Principal Executive Offices

                             675 McDonnell Boulevard
                               St. Louis, MO 63134

Item 2   (a) Name of Person Filing

                          Sound Shore Management, Inc.

Item 2   (b) Address of Principal Business Office, if none, Residence

                               8 Sound Shore Drive
                               Greenwich, CT 06836

Item 2   (c) Citizenship

                              Delaware Corporation

Item 2   (d) Title of Class of Securities

                     Common Stock, Par Value $1.00 per share

Item 2   (e) CUSIP Number                      561232109

Item 3 If this Statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a

Item 3 If this Statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a

(a)      ( )    Broker or Dealer registered under section 15 of the Act
(b)      ( )    Bank as defined in Section 3(a)(6) of the Act
(c)      ( )    Insurance Company as defined in Section 3(a)(19) of the Act
(d)      ( )    Investment Company registered under Section 8 of the Investment
                Company Act
(e)      (X)    Investment Adviser registered under Section 203 of the
                Investment Adviser Act of 1940
(f)      ( )    Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of
                1974 or Endowment Fund  sec. 240.13d-1(b)(1)(ii)(F)
(g)      ( )    Parent Holding Company, in accordance with 240.13d-1 (b)(ii)(G)
                (Note: See Item 7)
(h)      ( )    Group, in accordance with 240.13d-1(b)(1)(ii)(H)

                                                                      Sched. 13G
                                                                     Page 4 of 5

Item 4 Ownership

     (a)  Amount Beneficially Owned:                            3,482,100 shares

     (b) Percent of Class:                                                  5.1%

     (c) Number of shares as to which such person has:

                (i) sole power to vote or to direct the vote:          3,159,600

                (ii) shared power to vote or to direct the vote:          73,000

                (iii) sole power to dispose or to direct the disposition of:
                                                                       3,482,100

                (iv) shared power to dispose or to direct the disposition of:
                                                                  Not applicable

Item 5 Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /_/.

Item 6 Ownership of More than Five Percent on Behalf of Another Person

                                 Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the security Being Reported on By the Parent Holding Company

                                 Not applicable

Item 8 Identification and Classification of Members of the Group

                                 Not applicable

                                                                      Sched. 13G
                                                                     Page 5 of 5

Item 9   Notice of Dissolution of Group

                                 Not applicable

Item 10 Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

         Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

January 28, 2000
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Date

/s/ Shanna S. Sullivan
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Signature

Shanna S. Sullivan, Vice President

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Name/Title